UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): January 18, 2008

HEALTH-CHEM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-6787	13-2682801
(State of other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization Number)	File Number)	Identification No.)

101 Sinking Springs Lane, Emigsville, PA	17318
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(717) 764-1191

(Former name or former address, if changed since last report)

Item 8.01 Other Events.

a.	Extension of Limited License to Manufacture and Sell through March 24, 2008.

By letter agreement dated February 12, 2008, Hercon Laboratories Corporation (“Hercon”) and Key Pharmaceuticals, Inc. (“Key”) entered into a letter agreement whereby Key agreed to extend the company’s right to manufacture and sell transdermal nitroglycerin patches utilizing Key’s technology through March 10, 2008, which limited license was further extended to March 24, 2008 to permit Key and Hercon to continue to negotiate a resolution to Key’s claims. Hercon is a 98.5% subsidiary of Transderm Laboratories Corporation (“Transderm”), 90% of the stock of which is owned by Health-Chem Corporation (“Health-Chem,” which together with its direct and indirect subsidiaries may be referred to collectively as “we”, “us”, the “Company”).

Until April 25, 2007, the Company had manufactured and sold drug-in-adhesive transdermal nitroglycerin patch products (the “Hercon Products”) under the terms of a license agreement between Key and Hercon dated March 13, 2000 (the “License Agreement”). By letter dated April 26, 2007, Key notified Hercon that it was terminating the License Agreement based on Hercon’s failure to pay royalties on sales of the Hercon Products. On May 23, 2007, Key, on the one hand, and Hercon and McTevia & Associates, LLC, as the purported trustee of the Company’s assets pursuant to a so-called trust mortgage under which the Company purportedly granted to McTevia & Associates a security interest in all of its real and personal property, on the other hand, executed a Final Judgment On Consent which, among other things, granted the Company a limited right under the License Agreement to manufacture and sell the Hercon Products through August 16, 2007 and outlined a financial settlement between Key and Hercon as to royalties owed under the License Agreement, as more fully described in Health-Chem’s quarterly report on Form 10-QSB for the period ended March 31, 2007 (the “Consent Judgment”). In July 2007, in consideration of the payment by Hercon of $150,000, Key agreed to forbear from enforcing its rights under the Consent Judgment and extended the Company’s limited right to operate under the Consent Judgment through November 16, 2007. As previously reported, on November 12, 2007, the Company terminated McTevia & Associates and Mr. McTevia and the representatives appointed by it and him. Mr. McTevia acknowledged such termination and relinquished control to the Company of certain of its assets held by McTevia & Associates in early December 2007.

On November 8, 2007, prior to its termination by the Company, McTevia & Associates, entered into a letter of intent with a third party that describes a transaction in which such party would acquire the Consent Judgment from Key for the purposes of acquiring the assets of Hercon and its existing business as a going concern through a consensual foreclosure under the Consent Judgment (the “Letter of Intent”). The transactions contemplated by the Letter of Intent were subject to numerous conditions, including the third party’s ability to enter into agreements and secure the required regulatory approvals that would allow it seamlessly to continue the operation of Hercon’s business at its current facilities. By letter dated December 3, 2007, the Company notified the third party that McTevia did not have the power or authority to enter into the Letter of Intent and that such document is not a binding and valid agreement of the Company or of any of its constituent corporations.

On November 21, 2007, Key advised the Company that it would continue to forebear from enforcing its rights under the Consent Judgment solely to permit a third party to complete due diligence relating to the Company in connection with such party’s proposed purchase of the Consent Judgment from Key, as described in the foregoing paragraph. By letter dated December 28, 2007, the Company (i) requested that Key agree to forebear from executing on the Consent Judgment retroactive from November 16, 2007 and for an additional 90 days to commence on the date that such extension was to have been granted, if at all, and (ii) advised Key that it would submit a proposal to satisfy the Consent Judgment in an economically feasible manner and continue operations. On December 28, 2007, representatives of the Company transmitted a proposal to Key to satisfy the amount due under the Consent Judgment or otherwise acquire the Consent Judgment, to which offer Key did not respond.

By letter dated January 18, 2008, representatives of Key advised Hercon that it had rejected Hercon’s request for an extension of the limited right to operate under the Consent Judgment and that Hercon was required to immediately cease manufacturing and selling transdermal nitroglycerin patch products which were the subject of the License Agreement. The Company discontinued selling the transdermal nitroglycerin patch products as of the close of business on January 18, 2008 and discontinued manufacturing the transdermal nitroglycerin patch products as of the close of business on January 21, 2008.

On January 24, 2008, the Company filed a Motion to Vacate Consent Judgment seeking to vacate the Consent Judgment because, among other things, the Consent Judgment was not properly authorized or consented to by the Company. On January 25, 2008, the Company filed an Order to Show Cause Seeking Temporary Restraints under which it sought injunctive relief to prevent Key from enforcing the Consent Judgment based upon the likelihood that the Company would prevail on the Motion to Vacate the Consent Judgment. On January 25, 2008, counsel for Key informally notified the Company that it would not seek sanctions against the Company for any resumption of operations pending resolution of the Company’s motion for interim relief, and the Company immediately resumed manufacturing and selling transdermal patches.

On February 12, 2008, the Company and Key entered into a letter agreement whereby Key agreed to extend the Company’s limited right to operate under the Consent Judgment through March 10, 2008 in exchange for the Company’s immediate withdrawal, with prejudice, of the Motion to Vacate Consent Judgment and Order to Show Cause Seeking Temporary Restraints and the Company’s acknowledgment that the Consent Judgment is legally valid and binding upon the Company. In connection with the negotiation of the February 12, 2008 letter, Key agreed to consider any proposal made by the Company to acquire the Consent Judgment without foreclosing its option to accept a third party offer to purchase the Consent Judgment.

Since the execution of the February 12, 2008 letter agreement, the Company has been in negotiations with Key with respect to the Company’s possible acquisition of the Consent Judgment. On March 11, 2008, Key extended Hercon’s right to operate under the License Agreement through March 24, 2008 to permit the parties to continue negotiating a resolution to Key’s claims. The Company cannot provide any assurances that such an acquisition can be negotiated on terms mutually acceptable to the Company and Key. If the Company is unsuccessful in its efforts to acquire the Consent Judgment or otherwise acquire a new license from Key, it may have to discontinue operations under the License Agreement, including manufacturing and selling transdermal nitroglycerin patch products, and will have no other source of revenue.

b.	York Realty LLC Litigation.

On January 4, 2008, Transderm Laboratories Corporation, the Company’s 90% owned subsidiary, filed a Complaint for Declaratory Relief, Breach of Contract and Monetary Damages against York Realty Leasing, LLC (“York”) in the Court of Common Pleas of York County, Pennsylvania (the “Complaint”). The action arises out of York’s various correspondences to Transderm alleging that it is in breach of and default under the lease between the parties dated December 7, 2004 for failure to pay rent as provided in the lease. In the Complaint, the Company is seeking, among other things, a declaratory judgment to the effect that the lease is in full force and effect, that the Company is not in default under the lease and that Transderm is owed an amount on account with York which York has refused to credit to Transderm. On January 23, 2008, the Company filed an amended complaint in this matter seeking to clarify certain facts but otherwise requesting the same relief. York did not file a timely answer to the Company’s complaint and, upon further notice to York, the Court entered a default judgment in favor of the Company on February 26, 2008.

c.	Aronowitz Litigation.

In June 2004, Plaintiffs Jack Aronowitz (“Aronowitz”) and his companies, Health-Chem Diagnostics, LLC (“Diagnostics”) and Leon Services, LLC (“Leon,” which together with Aronowitz and Diagnostics are herein referred to as the “Plaintiffs”), filed a Complaint and subsequently, an Amended Complaint in the United States District Court Southern District of Florida (the “Court”) for breach of contract and foreclosure of a security interest against the Company. On December 2, 2005, the Court entered a Final Judgment and Order Closing Case, and ordered judgment on the jury verdict in the amount of $2,931,000 in favor of Plaintiffs, including $2.6 million for lost royalties and profits as a result of a breach of an agreement between the Plaintiffs and the Company executed in 2003. The Court also entered judgment for the Company in the amount of $25,000 for trademark infringement. The Company filed a Motion for Judgment As A Matter Of Law, and alternatively, Motion for New Trial to overturn the jury verdict. On February 14, 2006, the Appellate Court for the Eleventh Circuit issued an Amended Final Judgment, vacating the Court’s December 2, 2005 Final Judgment and Order Closing Case. The February 14, 2006 judgment reduced the award to the Plaintiffs and against the Company to the amount of $1.00 because the Plaintiffs did not present evidence sufficient to provide a reasonable certainty by which to calculate damages due to lost royalties and profits.

On February 27, 2006, the Plaintiffs filed an appeal from the Appellate Court’s February 14, 2006 Amended Final Judgment seeking to overturn the Appellate Court’s decision to, among other things, reduce the jury verdict from $2.6 million to $1. On January 15, 2008, the US Court of Appeals for the Eleventh Circuit affirmed the Appellate Court’s ruling on all counts except to allow the Appellate Court to reconsider the amount of damages sustained by the Plaintiffs in connection with the breach of the 2003 agreement. The Company believes, but cannot be certain, that unless the Plaintiffs present evidence sufficient to provide a reasonable certainty by which to calculate lost royalties and profits under the 2003 agreement, which it could not successfully achieve at the trial court, the jury’s initial $2.6 million award will not be reinstated, though there remain issues with respect to other claims for damages under the 2003 agreement in an amount equal to approximately $109,000.

The case is set for trial commencing April 28, 2008.

d.	Termination of Andy Yurowitz as President and Chief Executive Officer.

On May 14, 2007, James McTevia, in his capacity as Chief Restructuring Officer of the Company, terminated Andy Yurowitz as a paid employee of Health-Chem and each of its subsidiaries. Mr. Yurowitz’s status as an officer of Health-Chem and its subsidiaries was not affected by such termination. On November 22, 2007, the Board ratified the prior termination of Andy Yurowitz as a paid employee and terminated him as the Company’s Chief Executive Officer and President, for cause. Mr. Yurowitz continues to serve as a member of the board of Health-Chem and its subsidiaries.

e.	Yurowitz Action.

On February 25, 2008, Andy Yurowitz, a director and the former chief executive of Health-Chem and each of its subsidiaries, served each of Health-Chem and Hercon with a summons without complaint which was filed in The Supreme Court of the State of New York, Kings County on February 7, 2008. The summons also indicated that Andrew Levinson and Manfred Mayerfeld, members of the Boards of Health-Chem and Hercon, will be named in this action. The summons requires that each party file a notice of appearance in the action within a specified time after being served.

The summons states that the nature of the action and the relief sought is defendant’s breach of contract and failure to pay wages. Until the Company is served with and reviews the complaint with counsel, it is unable to comment upon the allegations or any potential defenses.

f.	Appointment of Acting Chief Executive Officer.

On November 22, 2007, the board of directors appointed Ron Burghauser, the chief financial officer of the Company and each of its subsidiaries, as the acting chief executive officer of the Company and each of its subsidiaries.

Exhibits

99.1	Letter Agreement dated February 12, 2008 between the Company and Key Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH-CHEM CORPORATION
Dated: March 20, 2008
	By:	/s/ Ronald J. Burghauser
Ronald J. Burghauser,
Acting Principal Executive Officer